CORPORATE CAPITAL TRUST, INC. 8-K

Exhibit 99.1

News Release

For information contact: Sherry Magee Senior Vice President, Communications CNL Financial Group 407-650-1223

Corporate Capital Trust announces first quarter 2017 results

(ORLANDO, Fla.) May 23, 2017 – Corporate Capital Trust, Inc., (“Corporate Capital Trust,” the “Company” or “we”), announced its operating results for the first quarter ended March 31, 2017. Corporate Capital Trust will host its earnings call to discuss these results on May 24, 2017. Details about the earnings call can be found below.

Highlights

●	Net asset value for the first quarter of 2017 increased to $9.00. This is an increase of $0.07 above the fourth quarter of 2016, and $0.38 over the first quarter of 2016.

●	For the three months ended March 31, 2017, net investment income was $52.5 million, or $0.17 per share, as compared to $51.3 million, or $0.17 per share, for the same period in 2016.

●	Originated investments at fair value on March 31, 2017, totaled approximately $2.8 billion, representing approximately 66.0 percent of the investment portfolio[1], which includes our joint venture and total return swap (TRS) portfolios.

●	During the three months ended March 31, 2017, proceeds from sales of investments[2] and principal payments totaled $388.6 million.

●	For the quarter ended March 31, 2017, the Company declared distributions of approximately $62.3 million, or $0.20 per share, compared to approximately $59.9 million, or $0.20 per share, for the three months ended March 31, 2016. The distributions were estimated to be fully covered by taxable income available for distribution.

●	For the three months ended March 31, 2017, $30.8 million, or 49.5 percent of total distributions, were reinvested in the company.

●	Total cumulative return to stockholders on an initial investment of $10,000 made in June 2011, assuming distribution reinvestment, was 44.4 percent to $14,438 as of March 31, 2017, (for an annualized return of 6.5 percent), when including sales load. Excluding sales load, the cumulative return was 60.4 percent to $16,042 (for an annualized return of 8.5 percent).[3]

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Financial and Operating Highlights2

	($ in millions, except per share data)
As of	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016
Total assets	$4,206.69	$4,430.70	$3,931.95
Adjusted total assets (Total assets, net of payable for investments purchased)	$4,204.24	$4,408.49	$3,913.80
Borrowings	$1,410.27	$1,631.45	$1,252.09
Deemed borrowings (TRS implied leverage classified as senior securities)	$132.25	$163.69	$204.16
Total net assets	$2,779.24	$2,759.33	$2,614.52
Net asset value per share	$9.00	$8.93	$8.62
Leverage ratio ((borrowings + deemed borrowings)/adjusted total assets)	37%	41%	37%

Activity for Three Months Ended Mar. 31,		2017	2016
Cost of investments purchased		$254.88	$131.23
Sales, principal payments and other exits		$388.64	$192.07
Net investment income		$52.54	$51.34
Net realized gains		$17.99	$0.31
Net change in unrealized appreciation (depreciation)		$14.19	$(86.93)
Total distributions declared		$62.26	$59.94

Investment Portfolio Update1

The Company’s investment portfolio1, consisted of investments in 145 portfolio companies as of March 31, 2017. The portfolio companies are diversified across multiple industries, with the largest portion invested in Capital Goods (20.0 percent), Software and Services (9.2 percent), and Diversified Financials (8.7 percent).

The primary investment concentration as of March 31, 2017, was senior debt, which represented 73.6 percent of the investment portfolio1 at fair value. As of March 31, 2017, 84.2 percent of the Company’s debt investments, based on fair value, featured floating interest rates, primarily based on London Interbank Offered Rate (LIBOR), and 15.8 percent of the debt investments featured fixed interest rates. Approximately 93.0 percent of the investment portfolio's1 floating interest rate debt investments had base interest rate floors; the weighted average base interest rate floor was approximately 1.0 percent as of March 31, 2017.

Recent Events

On April 3, 2017, Corporate Capital Trust’s board of directors unanimously approved a number of steps in connection with plans to pursue a potential listing of the Company’s shares of common stock on a national securities exchange, subject to stockholder approval. The Company expects that the potential listing could occur within the next 12 months, or such earlier or later time as the board may determine, taking into consideration market conditions and other factors. However, there can be no assurance that Corporate Capital Trust will be able to complete the potential listing within this timeframe or at all. The Company expects to disclose further details about its plans for the potential listing during the next 12 months.

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In connection with the potential listing, the board also approved a new investment advisory agreement with KKR, which will become effective following the satisfaction of certain conditions, including the listing and stockholder approval of the advisory change. Under the terms of the agreement, which will take effect only upon Corporate Capital Trust’s successful listing on a national securities exchange, the management fee charged on assets will be reduced from 2.0 percent to 1.5 percent. Additionally, a special advisory committee will be created following the listing to which a CNL representative will be appointed. Corporate Capital Trust expects to disclose further details about the proposed advisory change over the next few months.

On April 19, 2017, the Company filed a tender offer statement with the Securities and Exchange Commission, offering to repurchase approximately 7.7 million shares of common stock at a cash price of $9.02 per share. The tender offer expired on May 22, 2017, at 5:00 p.m. Central Time.

On April 26, 2017, Corporate Capital Trust’s board of directors declared distributions of $0.015483 per share for five record dates beginning on May 2, 2017, through and including May 30, 2017.

Earnings Call

Corporate Capital Trust will hold its earnings call for the quarter ended March 31, 2017, on May 24, 2017, at 10:00 a.m. Eastern Time. To listen to the earnings call, dial 866-524-3160. Due to the fact that Corporate Capital Trust is in an open proxy solicitation, the company has elected not to host a question and answer session following the call.

(1) Includes Strategic Credit Opportunities Partners, LLC (SCJV) assets, which are held at 87.5 percent by Corporate Capital Trust. Also includes TRS reference assets, which are assets owned by a counterparty to a total return swap agreement, as discussed in the Company’s financial statements.

(2) Excludes SCJV assets and TRS reference assets, which are assets owned by a counterparty to a total return swap agreement, as discussed in the Company’s financial statements, unless otherwise noted.

(3) Corporate Capital Trust’s net asset value per share was $9.00 and $9.00 on June 17, 2011, and March 31, 2017, respectively. After considering (i) the overall changes in net asset value per share, (ii) all paid distributions from inception through March 31, 2017, and (iii) the assumed reinvestment of those distributions per the terms of our distribution reinvestment plan, then the total investment return was 60.4 percent for stockholders who held Corporate Capital Trust shares from June 17, 2011(inception), through March 31, 2017. This cumulative return does not take into account any sales load that was paid by the Company’s stockholders. When taking into account the payment of a full sales load of 10 percent, the total investment return for those stockholders becomes 44.4 percent.

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About Corporate Capital Trust

Corporate Capital Trust is a non-traded business development company that offers individuals an opportunity to invest in privately owned American companies. The company is externally managed by CNL and KKR and its investment objective is to provide stockholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit corporatecapitaltrust.com.

About CNL Financial Group

CNL Financial Group is a private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL Financial Group and/or its affiliates have formed or acquired companies with more than $34 billion in assets. For more information, visit cnl.com.

About KKR

KKR is a global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate investment returns by following a disciplined investment approach, employing experienced investment professionals, and driving growth and value creation at the asset level. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR's website at kkr.com and on Twitter @KKR_Co.

This communication may be deemed solicitation material in respect of the proposals set forth in the Company’s preliminary proxy statement on Schedule 14A, which was filed with the Securities and Exchange Commission (“SEC”) on May 11, 2017 (the “transactions”).  In connection with the transactions, the Company has filed, and intends to file, relevant materials with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the stockholder meeting relating to such matters. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MATTERS DESCRIBED IN THIS REPORT. The preliminary proxy statement, the definitive proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website sec.gov, at the Company’s website corporatecapitaltrust.com, or by writing to the Company at 450 S. Orange Avenue, Orlando, Florida 3280, telephone number 866-650-0650.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transactions. Information about the Company’s directors and officers, as well as the identity of other potential participants, and their respective direct or indirect interests in such matters, by security holdings or otherwise, are set forth in the preliminary proxy statement and will be set forth in the other materials to be filed with the SEC.

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Forward-Looking Statements

The information in this press release may include "forward-looking statements." These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words "believes," "expects," "intends," "plans," "estimates" or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from the Company’s expectations include those disclosed in the Company’s filings with the SEC.

Corporate Capital Trust is advised by CNL Fund Advisors Company (CNL) and KKR Credit Advisors (US) LLC (KKR), affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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